Exhibit 99.3

Transcript

FORCE PROTECTION, INC.

Media Briefing Teleconference

Q3 2011 Force Protection Inc Earnings Conference Call and Agreement with General Dynamics

Monday, November 7, 2011

Media Briefing Teleconference

DISCLAIMER

Notice to Investors

The tender offer described in this presentation has not yet commenced.  This presentation is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of common stock of Force Protection, Inc. (the “Company”).  At the time the tender offer is commenced, Falcon Acquisition Corp., a wholly-owned subsidiary of General Dynamics, will file a tender offer statement and related exhibits with the U.S. Securities and Exchange Commission (the “SEC”) and the Company will file a solicitation/recommendation statement with respect to the tender offer.  Investors and stockholders of the Company are strongly advised to read the tender offer statement (including the related exhibits) and the solicitation/recommendation statement, as they may be amended from time to time, when they become available, because they will contain important information that stockholders should consider before making any decision regarding tendering their shares.  The tender offer statement (including the related exhibits) and the solicitation/recommendation statement will be available at no charge on the SEC’s website at www.sec.gov.  In addition, the tender offer statement and other documents that Falcon Acquisition Corp. files with the SEC will be made available to all stockholders of the Company free of charge at www.generaldynamics.com.  The solicitation/recommendation statement and the other documents filed by the Company with the SEC will be made available to all stockholders of the Company free of charge at www.forceprotection.net.

Additional Information about the Merger and Where to Find It

In connection with the potential one-step merger of Falcon Acquisition Corp. with and into the Company without the prior consummation of the Offer (the “One Step Merger”), Force Protection will file a proxy statement with the SEC.  Additionally, the Company will file other relevant materials with the SEC in connection with the proposed acquisition of the Company by General Dynamics and Falcon Acquisition Corp. pursuant to the terms of the Merger Agreement.  Investors and stockholders of the Company are strongly advised to read the proxy statement and the other relevant materials, as they may be amended from time to time, when they become available, because they will contain important information about the One Step Merger and the parties to the One Step Merger, before making any voting or investment decision with respect to the One Step Merger.  The proxy statement will be available at no charge on the SEC’s web site at www.sec.gov.  The proxy statement and other documents filed by the Company with the SEC will be made available to all stockholders of the Company free of charge at www.forceprotection.net.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the One Step Merger.  Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2011 Annual Meeting of Stockholders, which was filed with the SEC on March 25, 2011.  The Company’s stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the One Step Merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the One Step Merger, when filed with the SEC.

Forward-Looking Statements

This presentation may contain, in addition to historical information, certain forward-looking statements regarding future events, conditions, circumstances or the future financial performance of the Company.  Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “expected,” “scheduled,” “estimates,” “intends,” “anticipates” or “believes,” or variations of such words and phrases or state that certain actions, events, conditions, circumstances or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved.  Such forward-looking statements are not guarantees or predictions of future performance, and are subject to known and unknown risks, uncertainties and other factors, many of which are beyond our control, that could cause actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Such risks and uncertainties include: (i) the risk that not all conditions of the tender offer, the merger or the related transactions will be satisfied or waived, (ii) the completion of the merger with General Dynamics taking longer than expected, (iii) expectations regarding the growth of the U.S. and world market for blast and ballistic-protected vehicles, products or services, (iv) expectations regarding the U.S. military’s plans or intentions, including the drawdown of operations in Iraq and Afghanistan, (v) expectations regarding the Company’s business development plans and strategy, including the Company’s plans to expand the Company’s product lines, diversify the Company’s business mix, and expand the Company’s markets internationally, (vi) expectations with respect to the Company’s ability to obtain materials, the Company’s ability to improve cost efficiencies and possible future changes in the efficiencies in the Company’s operations, (vii) expectations regarding the Company’s vehicles, products and services that may be purchased by the Company’s customers, including the type of vehicles demanded and other customer demands and expected changes in demand, (viii) expectations regarding the benefits of the Company’s products, services and programs, including the Company’s vehicles’ capabilities and the use of the Company’s vehicles, products and services for other than military purposes, (ix) expectations regarding the Company’s investments in research and development activities for the Company’s vehicles, products and services, (x) expectations regarding any changes in the Company’s cost of sales, the Company’s general and administrative expenses, the Company’s asset impairment expense, the Company’s operating results or the Company’s research and development expenses as a percentage of net sales, (xi) expectations regarding the revenues that may be derived from, and the quantities of vehicles, products and services that may be purchased or ordered pursuant to, existing or possible future contracts or orders by various customers, including statements regarding the estimated value of those orders and contracts and statements about the Company’s backlog, (xii) expectations regarding the benefits that may be realized from the Company’s joint ventures, teaming arrangements and any new ventures or business developed pursuant to them, (xiii) expectations regarding the Company’s expectation to apply prepaid 2011 federal income taxes to the Company’s projected tax obligation during the second half of 2011, (xiii) expectations regarding the Company’s expected cash flow, cash needs and expected capital expenditures, (xiv) expectations regarding the Company’s share repurchase program, (xv) expectations regarding the Company’s derivative instruments and hedging activities, (xvi) expectations regarding the effect of the Company’s income tax positions on the Company’s effective tax rate, (xvii) the Company’s expectations with respect to the matters pending with the U.S. Equal Employment Opportunity Commission (EEOC), and (xviii) expectations regarding final approval of the state and federal derivative actions, (xix) uncertainties associated with any aspect of the transactions, including uncertainties relating to the anticipated timing of filings and approvals relating to the transactions, the outcome of legal proceedings that may be instituted against the Company and/or others relating to the transactions, the expected timing of completion of the transactions, the satisfaction of the conditions to the consummation of the transactions and the ability to complete the transactions.

Many of these risks and uncertainties relate to factors that are beyond the Company’s ability to control or estimate precisely, and any or all of the Company’s forward-looking statements may turn out to be wrong.  The Company cannot give any assurance that such forward-looking statements will prove to have been correct.  The reader is cautioned not to unduly rely on these forward-looking statements.  Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of the Company following the completion of the transactions unless otherwise stated.  Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

OPERATOR:  Greetings and welcome to Force Protection’s conference call.  At this time, all participants are in listen-only mode.  The question-and-answer session will follow the formal presentation.  As a reminder, this conference is being recorded.  It is now my pleasure to introduce your host, Wes Harris, Senior Director of Investor Relations for Force Protection.  Please proceed.

WES HARRIS — FORCE PROTECTION — SENIOR DIRECTOR OF INVESTOR RELATIONS

WES HARRIS:  Well, thank you very much, operator.  Good morning, everyone, and thanks for joining us.  Before we get started, I would like to remind everyone that statements made in the course of this conference call that express the company’s or management’s beliefs and expectations, and which are not historical facts or applied prospectively, are considered forward-looking statements.  These include statements regarding the Company’s expected awards and demand for its products and services, timing of deliveries, revenue opportunities, financial condition, timing of revenue recognition, earnings, business strategy and development efforts, as well as statements regarding the recently announced transaction with General Dynamics, including statements with respect to timing.  It’s important to note that our actual results may differ materially from those contained in or implied by such forward-looking statements due to a variety of factors that could adversely affect the company’s business.

Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the 10-K for the period ended December 31, 2010 and the 10-Q for the period ended September 30, 2011, which is expected to be filed later today.

I would note this additional information is listed in our filings under the headings Risk Factors, special note regarding forward-looking statements and business strategy. Copies of these filings are available from the company and the SEC.

In addition, I note that there will be several filings made with the SEC that will be specific to the transaction with General Dynamics, such as General Dynamics tender offer statement, the company’s recommendation statement, and the company’s proxy statement, all of which will be available for free from the SEC’s website and the company’s website.

The Company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.  Inclusion of any statement in this call does not constitute an admission by Force Protection or any other person that the events or circumstances described in such statements are material.

So with these formalities out of the way, it’s my pleasure to turn the call over to Michael Moody, Chairman and Chief Executive Officer of Force Protection. Michael?

MICHAEL MOODY - FORCE PROTECTION — CHAIRMAN, CEO AND PRESIDENT

MICHAEL MOODY:  Thank you, Wes.  Good morning, everyone.  We appreciate you joining us for our call.  With me today is Charlie Mathis, our Chief Financial Officer.

This morning, we reported successful results for the third quarter of 2011.  However, I expect most interest around our announcement is the definitive merger agreement under which General Dynamics is expected to acquire Force Protection for a price of $5.52 per share or approximately $360 million in the aggregate.

I’ll begin with a few comments concerning our third-quarter results, but focus the majority of my prepared remarks on the strategic rationale for this transaction.  At the end of our remarks, we will open up the call for questions.

Following a challenging first half of 2011, driven by lower revenue primarily associated with the timing of awards and deliveries, we’re pleased to report profitable third-quarter results.  One significant highlight of the 2011 third quarter was the gross margin of 22% as compared to 19% in the prior-year period.  The 2011 third quarter also includes significant decreases in both general and administrative and research and development expenses as compared to the second quarter of 2011.

Turning my attention to the transaction, I know there are some people on this call who may not be familiar with our story.  For those of you who have followed Force Protection over the past years, you have heard me discuss the company’s many unique capabilities and the successes we have seen.

During the recent periods of strong defense spending, our business model has worked well.  However, as we look to the future, we recognize the defense budgets worldwide will be closely scrutinized and significant reductions and program cuts are likely.  Countries across the globe are reducing their military spending and, in particular, are cutting down on the acquisition of new products and services.  This reduction in defense spending, combined with general national budget uncertainty, presents challenging environment for smaller companies such as ourselves with a focus on defense budgets and the conflicts in Iraq and Afghanistan.

Also, as you have seen, Force Protection, like many other defense companies, experiences substantial unevenness in its quarterly revenue and earnings as a result of the procurement process.  We are pursuing large competitions, usually against very large competitors, and face real challenges as we spend our earnings on R&D and BD in pursuit with no guarantee of success.

Therefore, after careful review of General Dynamics unsolicited interest in our company, we have entered into a definitive merger agreement, under which General Dynamics will acquire Force Protection, as I said, for approximately $360 million.  Force Protection is expected to become part of General Dynamics Land Systems or GDLS.

With the efforts of many employees of Force Protection, we have built a company would value that General Dynamics clearly recognizes.  This transaction creates the opportunity for Force Protection shareholders to capitalize on this value.

The culture of this company has consistently been one of innovation, speed to market and close focus on the needs of our customers.  It’s important to remember that we were the first company to offer MRAP vehicle technology to support coalition forces in Iraq.  Both the Buffalo and the Cougar have proven invaluable in the conflicts in the Middle East, and we expect many vehicles will remain in the core fleets of our customers over the long term.

In addition to the delivery of more than 5,000 vehicles since 2003 that support troops in harm’s way, we have built a strong business around modernization, servicing and sustaining our fleet of fielded vehicles.

Supporting these efforts are more than 400 highly skilled field service representatives located at bases in Kuwait, forward locations in Afghanistan, and many other sites both domestic and worldwide.

Looking beyond our existing family of vehicles and related support services, we have our newest vehicle called Ocelot, which is now the Foxhound in the United Kingdom.

Starting with a blank sheet of paper, we moved through design, development and testing in only 20 months.  This process culminated in a $280 million contract with the United Kingdom MoD for the production of 200 vehicles as an urgent operations requirement under its Light Protected Patrol Vehicle or LPPV program.  This production is now underway.

This culture of driving innovation and getting products quickly to market is valuable.  We expect this will continue to be fostered when we are part of the General Dynamics family.  We have much to offer.  Force Protection’s product offerings are highly complementary to GDLS’s existing services with little overlap and will greatly enhance their armored vehicle capabilities.  Together, we will offer a broader portfolio of enhanced products and services dedicated to protecting our Armed Forces.

In addition, the combination of General Dynamics and Force Protection will benefit customers around the world by enabling the combined company to quickly scale product offerings and offer additional services to meet demand.

It’s clear to me that General Dynamics is buying Force Protection to help grow and develop our business and not to dismantle or shut it down.  They recognize it’s much harder to create than destroy value, and they plan to leverage our skilled workforce to help drive future success.

While there are some overlapping functions between the two businesses that could lead to targeted cost reductions, the real opportunities lie in the top-line synergies from an expanded product portfolio and customer base, as well as enhanced technical knowledge as a result of the combination.

The [provided] acquisition has been approved by the board of directors of each company.  In terms of next steps, General Dynamics will commence a tender offer for all of the outstanding shares of common stock for Force Protection.  Force Protection’s Board of Directors has resolved to recommend that Force Protection stockholders tender their shares into the offer in accordance with the terms of the merger agreement.  The transaction is expected to close by year end 2011, subject to antitrust review under the Hart-Scott-Rodino Act as well as other customary conditions.

I want to thank shareholders for their support as we have built Force Protection over the years.

I would also like to take this moment to thank our employees for their ongoing dedication to the company.  We wouldn’t be where we are today without their talent and hard work and we all have much to be proud of.

Thank you again for your time today.  I would now like to open the call to your questions.

OPERATOR:  Joe Maxa, Dougherty & Company.

JOE MAXA - DOUGHERTY & COMPANY — ANALYST

JOE MAXA:  Thank you and congratulations.  Just a question on the activity.  It’s — unsolicited offer from GD.  I was just wondering if you were talking to others.  And if so, was there any potential or are there any breakup fees?

MICHAEL MOODY:  I don’t think I can discuss that.

JOE MAXA:  Okay, no discussion.  Okay.  That’s really all I wanted to know.  Thank you.

OPERATOR:  Josephine Millward, The Benchmark Company.

JOSEPHINE MILLWARD - THE BENCHMARK COMPANY - ANALYST

JOSEPHINE MILLWARD:  Good morning, Michael.  Congratulations.  Michael, can you give us an update on the UK LPPV — if you feel still anticipate a follow-on order sometime before year end?

MICHAEL MOODY:  We haven’t been awarded that, obviously, and we are continuing to work with the UK MoD.  There continues to be discussion about a follow-on order or a second order for LPPVs.  I continue to visit the UK and I will continue to visit the UK.

We clearly recognize, though, that there are significant budget constraints in the United Kingdom, and you’ve seen that overall but certainly with defense budgets.  But we still are continuing to work on the belief that we will get a follow-on order for the LPPV.

JOSEPHINE MILLWARD:  And do you still expect to grow this year?  And if you can talk about your outlook for next year?

MICHAEL MOODY:  As far this year is concerned, certainly — Charlie can comment on this as well.  I — we have produced a satisfactory third quarter.  I think we’ve indicated before that we expect the fourth quarter to be strong as well, and we certainly believe that’s the case.  So if you look overall, I think this is going to be a satisfactory year compared to last year.  I don’t know that I could comment other than that.

And then if you see with the recent order for the buffalos and then this discussion we just had about LPPV, we think there are some good revenue prospects for next year.  We really do.

JOSEPHINE MILLWARD:  Thank you, Michael.

OPERATOR:  Jonathan Richton.

JONATHAN RICHTON - IMPERIAL CAPITAL — ANALYST

JONATHAN RICHTON:  Good morning, guys.  Big news on Monday morning.  Quick question just regarding — in terms of your fit into GDLS.  If I remember correctly, GDLS is also a competitor in some of the programs that you guys are on.  So, I guess what are the dynamics of how that’s going to work going forward?

MICHAEL MOODY:  The best way I can answer this to you is this way.  Certainly between now and if there’s a closing of this transaction, we will continue to operate this as Force Protection as a company separate to General Dynamics.  Once the closing takes place, I think that’s a discussion that needs to be held with General Dynamics and Force Protection under the control of General Dynamics.

But we are actively pursuing all those competitions, and I will certainly continue to do that while we are an independent company.

JONATHAN RICHTON:  Okay, great.  And then is there any finance contingencies that’s relied on?  I know they have over $2.5 billion in cash, so I’m assuming that’s what they’re using, but (multiple speakers) can hold it up.

MICHAEL MOODY:  I don’t know that I can respond to that.

JONATHAN RICHTON:  Okay, great.  Thank you very much.

OPERATOR:  Brian Ruttenbur, Morgan Keegan.

BRIAN RUTTENBUR - MORGAN KEEGAN & CO., INC. — ANALYS

BRIAN RUTTENBUR:  Yes; I just want to understand a couple of things on the board decisions — on taking the GD offered.  With this unsolicited offer, did you engage an investment bank to go out and look at other potential buyers?

MICHAEL MOODY:  I don’t know that I can really comment on that.  Certainly, I think we’ve mentioned that we did have an investment banker we work with.  I think that’s all I can really say at this stage.

BRIAN RUTTENBUR:  Okay.  So you can’t say if you went out and the board decided to go out and look at other potential buyers or not?

MICHAEL MOODY:  I don’t think I can really comment on that.

BRIAN RUTTENBUR:  Okay.  And then moving on to current business, you mentioned that the Ocelot or the LPPV from the UK — you haven’t received any orders, and you anticipate those orders coming in by your end or is it first quarter?  Just trying to understand the modeling going forward.

MICHAEL MOODY:  We — what we said is we do have an order for that vehicle we’re obviously fulfilling.  The discussion that we had before - that I had before with Josephine was about this follow-up order.

Certainly it would be helpful if we got the order by year end, and that’s communication that we have had with our customer in the UK.

And one of the things that’s important there is we are — we have commenced production of the first batch of 200 vehicles, and we and the UK MoD understand that there are challenges if the line goes cold between one batch and the second batch.  So that’s a communication we have had between ourselves and the MoD and the UK government.

But all I can say to you is that’s a consideration they’re taking into account as they look at the budget allocations in the defense area.  Certainly, it would be helpful to us if we had continued production in the UK.

BRIAN RUTTENBUR:  Okay.  Thank you.

OPERATOR:  Ladies and gentlemen, that concludes the question-and-answer session.  I would now like to turn the call over to Mr.  Michael Moody for any closing remarks.  Please proceed.

MICHAEL MOODY:  Thank you very much.  Thank you.  And I would like to, again, thank everyone for joining us on this call.  And again, I would like to thank our shareholders for their support over the years.  Thank you again.

OPERATOR:  Thank you for your participation in today’s conference.  This concludes the presentation.  You may now disconnect.  Great day.

CONFERENCE CONCLUDED